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                                                                    Exhibit 23.2






                        Consent of Independent Auditors



We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our reports dated December 3, 1999 except Note 7, as to which the date is December ___, 1999, with regard to the financial statements and schedule of Iteris, Inc. as of and for each of the three years in the period ended March 31, 1999, and our report dated July 2, 1998 with regard to the financial statements of Meyer, Mohaddes Associates, Inc. as of and for the year ended December 31, 1997, in the Registration Statement (Form S-1) and related Prospectus of Iteris, Inc. for the registration of XXX,000 shares of its common stock.


                                                    Ernst & Young LLP


Orange County, California


The foregoing consent is in the form that will be signed upon the reincorporation of the Company in Delaware and the transfer of net assets of the ITS division of Odetics, Inc. to Iteris, Inc. that is expected to occur prior to the effectiveness of the Company's initial registration statement on Form S-1 as described in Note 7 to the consolidated financial statements.

                                                    /s/ Ernst & Young LLP

Orange County, California
December 17, 1999